Exhibit 99.1

October 31, 2017

Earnings Report – September 30, 2017

Dear Shareholders:

We are pleased to announce favorable financial results for your company. Year-to-date net income was $8.1 million for the nine months ending September 30, 2017 compared to $6.3 million for the same period ending September 30, 2016, reflecting an increase of 29.5%. Year-to-date diluted earnings per share was $2.74 for the period ending September 30, 2017 compared to $2.10 for the same period last year, an increase of 30.5%.

The increase in year-to-date net income of $1.9 million from prior year was driven by a $1.2 million gain on sale of fixed assets and a $1.0 million increase in net interest income after provision expense. The fixed asset transaction was a one-time gain for the sale of our downtown branch building located in Winchester, Kentucky, to a non-banking real estate investor, in the first quarter of 2017. The sale was solely for the building and not for the loans or deposits associated with the branch. Simultaneous to the sale transaction, we entered into a one-year lease to allow time for the construction of a smaller, more efficient branch in Winchester. Absent the sale of the building, net income for the year would have increased approximately $1.1 million or 17% when compared to the same period of 2016. The increase in net interest income after provision expense was due to an increase in interest-earning assets and stable asset quality.

Total assets were $1.01 billion as of September 30, 2017 compared to $991.1 million as of September 30, 2016, reflecting growth of 2.0%. The change in assets reflected a $34.3 million increase in securities offset by an $11.4 million decrease in net loans and funded by a $14.2 million increase in total deposits. The change in balances reflects our efforts for expanded relationships and deeper market penetration in a competitive marketplace.

We are pleased with the year-to-date results of 2017 and the corresponding increase in share value and volume. We will continue to focus on profitable growth and also evaluate our franchise footprint for opportunities to expand. We do this as a means of pursuing ongoing success in what continues to be an environment of heightened competition and enhanced supervisory oversight. As always, we will concentrate on what is in the long term best interest of our shareholders, customers, and employees. Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	9/30/2017	9/30/2016	Change

Assets
Cash & Due From Banks	$18,426	$16,558	11.3%
Interest Bearing Time Deposits	1,830	5,029	(63.6)
Securities	289,956	255,618	13.4
Trading Assets	5,714	5,696	0.3
Loans Held for Sale	1,316	2,899	(54.6)
Loans	648,965	659,970	(1.7)
Reserve for Loan Losses	7,755	7,405	4.7
Net Loans	641,210	652,565	(1.7)
Federal Funds Sold	186	551	(66.2)
Other Assets	52,120	52,226	(0.2)
Total Assets	$1,010,758	$991,142	2.0%

Liabilities & Stockholders' Equity
Deposits
Demand	$220,518	$217,869	1.2%
Savings & Interest Checking	340,406	319,101	6.7
Certificates of Deposit	187,455	197,228	(5.0)
Total Deposits	748,379	734,198	1.9
Repurchase Agreements	24,070	23,551	2.2
Other Borrowed Funds	130,476	128,101	1.9
Other Liabilities	7,564	8,908	(15.1)
Total Liabilities	910,489	894,758	1.8
Stockholders' Equity	100,269	96,384	4.0
Total Liabilities & Stockholders' Equity	$1,010,758	$991,142	2.0%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Nine Months Ending			Three Months Ending
			Percentage			Percentage
	9/30/2017	9/30/2016	Change	9/30/2017	9/30/2016	Change
Interest Income	$28,679	$27,390	4.7%	$9,719	$9,206	5.6%
Interest Expense	3,716	3,330	11.6	1,295	1,140	13.6
Net Interest Income	24,963	24,060	3.8	8,424	8,066	4.4
Loan Loss Provision	650	775	(16.1)	100	175	(42.9)
Net Interest Income After Provision	24,313	23,285	4.4	8,324	7,891	5.5
Other Income	10,816	9,132	18.4	3,171	3,099	2.3
Other Expenses	25,070	25,553	(1.9)	8,335	8,617	(3.3)
Income Before Taxes	10,059	6,864	46.5	3,160	2,373	33.2
Income Taxes	1,920	580	231.0	568	8	7000.0
Net Income	$8,139	$6,284	29.5%	$2,592	$2,365	9.6%
Net Change in Unrealized Gain (Loss) on Securities	1,821	3,243	(43.8)	(348)	(800)	(56.5)
Comprehensive Income (Loss)	$9,960	$9,527	4.5%	$2,244	$1,565	43.4%

Selected Ratios
Return on Average Assets	1.05%	0.84%		1.01%	0.94%
Return on Average Equity	11.16	8.94		10.33	9.83

Earnings Per Share	$2.74	$2.10		$0.87	$0.79
Earnings Per Share - assuming dilution	2.74	2.10		0.87	0.79
Cash Dividends Per Share	0.87	0.81		0.29	0.27
Book Value Per Share	33.74	32.28

Market Price	High	Low	Close
Third Quarter '17	$41.70	$39.40	$41.70
Second Quarter '17	$39.50	$36.10	$39.40